Exhibit 5.1

February 7, 2023

TransDigm Group Incorporated
1301 East 9th Street, Suite 3000
Cleveland, Ohio 44114

Ladies and Gentlemen:
We have acted as counsel to TransDigm Group Incorporated, a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about February 7, 2023, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 4,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the TransDigm Group Incorporated 2019 Stock Option Plan, as amended (the “Plan”).
In connection with the foregoing, we have examined copies of (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company, as amended, (c) the Plan, (d) the Registration Statement, and (e) such records of the corporate proceedings of the Company and such other documents as we deem necessary to render this opinion.
In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
1.The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.
2.All necessary corporate proceedings have been taken to authorize the issuance of the Shares being registered under the Registration Statement, and all such Shares, when issued and delivered pursuant to the Plan, and when the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable.
This opinion is limited to the laws of the State of Ohio, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ BAKER & HOSTETLER LLP

Baker & Hostetler LLP